Exhibit 99.1

Contact:

Randle Reece

Director, Investor Relations

866.861.3229

AMN HEALTHCARE ANNOUNCES THIRD QUARTER 2017 RESULTS

Quarterly revenue of $494 million;

GAAP EPS of $0.57 and adjusted EPS of $0.63

SAN DIEGO – (November 2, 2017) – AMN Healthcare Services, Inc. (NYSE: AMN), healthcare’s leader and innovator in workforce solutions and staffing services, today announced its third quarter 2017 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q3 2017	% Change Q3 2016	YTD Sept. 30, 2017	% Change YTD Sept. 30, 2016
Revenue	$494.4	5%	$1,479.4	5%
Gross profit	$159.5	3%	$482.3	5%
Net income	$28.1	3%	$91.4	15%
Diluted EPS	$0.57	4%	$1.85	15%
Adj. diluted EPS*	$0.63	2%	$1.93	6%
Adjusted EBITDA*	$61.7	6%	$192.0	9%

*	See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.

Highlights

•	AMN’s workforce solutions leadership position continues to grow, with significant new MSP relationships added.

•	Nurse and Allied grew revenue 6% year over year.

•	Locum Tenens returned to growth with revenue rising 3% year over year.

•	Operating cash flow of $26 million in the quarter and $96 million year to date.

•	Repurchased 177,143 shares in the quarter for $7 million, with an average price per share of $38.18.

“Superior service and a comprehensive suite of workforce solutions continue to differentiate AMN Healthcare and deliver incremental value for healthcare organizations during a time of significant transformation. Our healthcare clients benefit from AMN solutions for hiring great talent, maintaining greater flexibility, using analytics for insight, and ensuring quality patient care,” said Susan R. Salka, President and Chief Executive Officer of AMN Healthcare. “I am proud of our team’s execution in delivering another quarter of solid performance.”

“Market conditions support continued growth, which is bolstered by gains in MSP and other strategic offerings. Key long-term trends remain in our favor and are expected to increase clients’ need for innovative workforce solutions. These factors give us confidence that AMN Healthcare can maintain or improve revenue growth in 2018,” added Ms. Salka.

Third Quarter 2017 Results

Consolidated revenue for the quarter was $494 million, a 5% increase over prior year and 1% higher than the second quarter of 2017. We estimate that less than $2 million of revenue was lost in the quarter due to disruptions associated with the hurricanes.

Revenue for the Nurse and Allied Solutions segment was $303 million, higher by 6% year over year and up 1% sequentially. The Travel Nurse division continued to perform well, with revenue up 5% year over year and flat sequentially. Allied division revenue increased 6% year over year and was down slightly sequentially.

Locum Tenens Solutions segment revenue was $111 million, up 3% both year-over-year and on a sequential basis. Other Workforce Solutions segment revenue was $80 million, reflecting an increase of 4% year over year and down 1% sequentially, with year-over-year growth driven by the VMS and interim leadership businesses, partially offset by declines in the permanent placement businesses.

Gross margin was 32.3%, lower by 40 basis points year over year and 60 basis points sequentially. The year-over-year gross margin decline was due primarily to higher physician pay rates in Locum Tenens and and lower permanent placement fees. The sequential gross margin decline was driven primarily by higher health insurance costs and lower permanent placement fees.

SG&A expenses were $101 million, or 20.3% of revenue, compared to $100 million, or 21.2% of revenue, in the same quarter last year. Expenses as a percentage of revenue decreased year over year due to improved operating leverage. SG&A was $97 million, or 19.7% of revenue, in the previous quarter, including a $4 million favorable professional liability actuarial adjustment.

Net income was $28 million, or $0.57 per diluted share, compared to $27 million, or $0.55 per diluted share, in the same quarter last year. Excluding amortization of intangible assets, acquisition and integration costs, net of tax, adjusted net income per diluted share was $0.63. Adjusted EBITDA was $62 million, a year-over-year increase of 6%. Adjusted EBITDA margin was 12.5%, representing a 20 basis point increase year-over-year and 120 basis point decline on a sequential basis.

At September 30, 2017, cash and cash equivalents totaled $20 million. For the quarter ended September 30, 2017, cash flow from operations was $26 million and capital expenditures were $5 million. The Company ended the quarter with total debt outstanding of $325 million, with a leverage ratio as calculated in accordance with the Company’s credit agreement of 1.3 to 1.

During the third quarter of 2017, the Company repurchased 177,143 shares of our common stock at an average price of $38.18 per share, resulting in an aggregate purchase price of $7 million. Since the November 2016 inception of our $150 million share repurchase plan, a total of 629,896 shares have been repurchased at an average price of $32.29, with a total of purchase price of $20 million.

Fourth-Quarter 2017 Outlook

Metric	Guidance*
Consolidated revenue	$498 - $504 M
Gross margin	32.0%
SG&A as percentage of revenue	20.0%
Adjusted EBITDA margin	12.0-12.5%

*	Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Adjusted EBITDA Margin to Guidance Operating Margin” below.

On an as-reported basis, the projected year-over-year growth rate is 2-3%. Excluding any labor disruption revenue, the fourth quarter is expected to reflect year-over-year growth of approximately 5%. The hurricanes are expected to have a negative revenue impact of less than $2 million. The expected sequential decrease in gross margin reflects the normal seasonal margin decline in the Nurse and Allied segment and an unfavorable segment mix shift. Travel Nurse Staffing, our largest business, is expected to grow revenue 6-7% year over year with strong sequential growth of 4-5%.

Conference Call on November 2, 2017

AMN Healthcare Services, Inc. (NYSE: AMN), healthcare’s leader and innovator in workforce solutions and staffing services, will host a conference call to discuss its third quarter 2017 financial results on Thursday, November 2, 2017 at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/presentations. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1059 in the U.S. or (612) 234-9959 internationally. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. Alternatively, a telephonic replay of the call will be available starting at 7:30 p.m. Eastern Time on November 2, 2017, and can be accessed until 11:59 p.m. Eastern Time on November 16, 2017 by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 431402.

About AMN Healthcare

AMN Healthcare is the leader and innovator in healthcare workforce solutions and staffing services to healthcare facilities across the nation. The Company provides unparalleled access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN delivers managed services programs, healthcare executive search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, medical coding and consulting, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities and many other healthcare settings.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://amnhealthcare.investorroom.com/emailalerts.

Non-GAAP Measures

This earnings release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin and (3) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions and allocating resources. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Supplemental Financial and Operating Data” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at http://amnhealthcare.investorroom.com/financialreports. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning our future financial performance, our guidance for fourth quarter 2017 revenue, gross margin, SG&A expenses as a percentage of revenue, adjusted EBITDA margin, increases in clients’ need for innovative workforce solutions and our ability to maintain or improve revenue growth in 2018. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in our fillings with the Securities and Exchange Commission (SEC), including our most recent Annual Report on Form 10-K for the year ended December 31, 2016, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:

Randle Reece

Director, Investor Relations

866.861.3229

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2017	2016	2017	2017	2016
Revenue	$494,406	$472,636	$489,803	$1,479,378	$1,414,367
Cost of revenue	334,867	318,169	328,791	997,051	953,249

Gross profit	159,539	154,467	161,012	482,327	461,118

Gross margin	32.3%	32.7%	32.9%	32.6%	32.6%
Operating expenses:
Selling, general and administrative (SG&A)	100,579	99,995	96,673	299,325	297,359
SG&A as a % of revenue	20.3%	21.2%	19.7%	20.2%	21.0%

Depreciation and amortization	8,132	7,789	7,959	23,759	21,888

Total operating expenses	108,711	107,784	104,632	323,084	319,247

Income from operations	50,828	46,683	56,380	159,243	141,871
Operating margin (1)	10.3%	9.9%	11.5%	10.8%	10.0%

Interest expense, net, and other	4,837	3,016	4,928	14,895	9,065

Income before income taxes	45,991	43,667	51,452	144,348	132,806

Income tax expense	17,863	16,371	20,197	52,957	53,319

Net income	$28,128	$27,296	$31,255	$91,391	$79,487

Net income as a % of revenue	5.7%	5.8%	6.4%	6.2%	5.6%

Other comprehensive income (loss):
Foreign currency translation and other	(73)	40	(41)	(111)	165
Cash flow hedge, net of income taxes	—	231	(58)	(15)	(343)

Other comprehensive income (loss)	(73)	271	(99)	(126)	(178)

Comprehensive income	$28,055	$27,567	$31,156	$91,265	$79,309

Net income per common share:

Basic	$0.59	$0.57	$0.65	$1.91	$1.66

Diluted	$0.57	$0.55	$0.63	$1.85	$1.61

Weighted average common shares outstanding:
Basic	47,912	48,049	47,916	47,870	47,993

Diluted	49,445	49,410	49,475	49,480	49,287

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except per share data and operating data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2017	2016	2017	2017	2016
Revenue
Nurse and allied solutions	$302,933	$286,810	300,727	917,183	877,197
Locum tenens solutions	111,415	108,553	108,215	322,473	320,420
Other workforce solutions	80,058	77,273	80,861	239,722	216,750

	$494,406	$472,636	489,803	1,479,378	1,414,367

Reconciliation of Non-GAAP Items:

Segment operating income (2)
Nurse and allied solutions	$40,807	$37,396	47,851	134,638	118,517
Locum tenens solutions	14,438	14,026	12,371	39,028	43,634
Other workforce solutions	19,890	20,867	22,041	61,788	56,311

	75,135	72,289	82,263	235,454	218,462
Unallocated corporate overhead	13,438	14,235	15,080	43,409	42,460

Adjusted EBITDA (3)	61,697	58,054	67,183	192,045	176,002
Adjusted EBITDA margin (4)	12.5%	12.3%	13.7%	13.0%	12.4%

Depreciation and amortization	8,132	7,789	7,959	23,759	21,888
Share-based compensation	2,477	2,704	2,562	7,720	8,795
Acquisition and integration costs	260	878	282	1,323	3,448

Income from operations	50,828	46,683	56,380	159,243	141,871
Interest expense, net, and other	4,837	3,016	4,928	14,895	9,065

Income before income taxes	45,991	43,667	51,452	144,348	132,806
Income tax expense	17,863	16,371	20,197	52,957	53,319

Net income	$28,128	$27,296	31,255	91,391	79,487

GAAP diluted net income per share (EPS)	$0.57	$0.55	0.63	1.85	1.61
Adjustments:
Amortization of intangible assets	0.09	0.09	0.09	0.28	0.28
Acquisition and integration costs	0.01	0.02	0.01	0.03	0.07
Tax effect on above adjustments	(0.04)	(0.04)	(0.04)	(0.12)	(0.14)
Excess tax benefits (5)	0.00	0.00	(0.02)	(0.11)	0.00

Adjusted diluted EPS (6)	$0.63	$0.62	0.67	1.93	1.82

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2017	2016	2017	2017	2016
Gross Margin
Nurse and allied solutions	27.3%	26.7%	27.8%	27.6%	26.7%
Locum tenens solutions	30.1%	31.2%	30.0%	30.2%	31.2%
Other workforce solutions	54.1%	56.7%	55.7%	54.9%	58.6%

Operating Data:
Nurse and allied solutions

Average healthcare professionals on assignment (7)	8,817	8,458	8,776	8,881	8,423

Locum tenens solutions
Days filled (8)	58,881	59,612	58,660	172,784	178,846
Revenue per day filled (9)	$1,892	$1,821	$1,845	$1,866	$1,792

	As of September 30,		As of June 30,
	2017	2016	2017
Leverage ratio (10)	1.3	1.7	1.4

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	September 30,	June 30,	December 31,
	2017	2017	2016
Assets
Current assets:
Cash and cash equivalents	$19,625	$22,878	$10,622
Accounts receivable, net	343,596	334,597	341,977
Accounts receivable, subcontractor	37,200	36,631	49,233
Prepaid and other current assets	42,052	46,938	48,796

Total current assets	442,473	441,044	450,628

Restricted cash, cash equivalents and investments	34,380	33,882	31,287
Fixed assets, net	68,188	65,368	59,954
Other assets	73,962	71,594	57,534
Goodwill	340,596	340,596	341,754
Intangible assets, net	231,791	236,486	245,724

Total assets	$1,191,390	$1,188,970	$1,186,881

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$117,934	$118,943	$137,512
Accrued compensation and benefits	111,984	107,283	107,993
Current portion of notes payable, less unamortized fees	—	18,071	3,750
Deferred revenue	9,609	9,644	8,924
Other current liabilities	5,440	12,387	16,611

Total current liabilities	244,967	266,328	274,790

Notes payable, less unamortized fees	319,652	319,462	359,192
Deferred income taxes, net	11,899	12,387	21,420
Other long-term liabilities	82,673	82,301	82,096

Total liabilities	659,191	680,478	737,498

Commitments and contingencies

Stockholders’ equity	532,199	508,492	449,383

Total liabilities and stockholders’ equity	$1,191,390	$1,188,970	$1,186,881

AMN Healthcare Services, Inc.

Summary Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2017	2016	2017	2017	2016
Net cash provided by operating activities	$25,594	$29,540	$18,474	$96,382	$84,820
Net cash used in investing activities	(3,823)	(8,117)	(6,320)	(23,444)	(241,271)
Net cash provided by (used in) financing activities	(24,951)	(26,817)	(26,945)	(63,824)	162,418
Effect of exchange rates on cash	(73)	40	(42)	(111)	165

Net increase (decrease) in cash and cash equivalents	(3,253)	(5,354)	(14,833)	9,003	6,132
Cash and cash equivalents at beginning of period	22,878	21,062	37,711	10,622	9,576

Cash and cash equivalents at end of period	$19,625	$15,708	$22,878	$19,625	$15,708

AMN Healthcare Services, Inc.

Additional Supplemental Non-GAAP Disclosures

Reconciliation of Guidance Adjusted EBITDA Margin to

Guidance Operating Margin

(unaudited)

	Three Months Ending
	December 31, 2017
	Low(11)		High(11)
Adjusted EBITDA margin	12.0%		12.5%
Deduct:
Share-based compensation		0.5%
EBITDA margin	11.5%		12.0%

Depreciation and amortization		1.7%

Operating margin	9.8%		10.3%

(1)	Operating margin represents income from operations divided by revenue.
(2)	Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, unallocated corporate overhead, acquisition and integration costs and share-based compensation.
(3)	Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, acquisition and integration costs and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance and is a measure used in the Company’s credit agreement and the indenture governing our 5.125% Senior Notes due 2024. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(4)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(5)	The consolidated effective tax rate for the three and nine months ended September 30, 2017 was favorably affected by the recording of excess tax benefits relating to equity awards vested and exercised during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, we no longer record excess tax benefits as an increase to additional paid-in capital, but record such excess tax benefits on a prospective basis as a reduction of income tax expense, which amounted to $56,000 and $5,381,000 for the three and nine months ended September 30, 2017, respectively. Since the majority of our equity awards vest during the first quarter of the year, we do not anticipate the recording of additional excess tax benefits of this magnitude for the reminder of the year. The magnitude of the impact of excess tax benefits generated in the future, which may be favorable or unfavorable, is dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date awards vest or exercise in relation to the fair value of the awards on the grant date or the exercise behavior of the Company’s stock appreciation rights holders. Since these favorable tax benefits are largely unrelated to our current year’s income before taxes and is unrepresentative of our normal effective tax rate, we excluded their impact on adjusted diluted EPS for the three and nine months ended September 30, 2017.
(6)	Adjusted diluted EPS represents GAAP diluted EPS excluding the impact of (A) amortization of intangible assets, (B) acquisition and integration costs, (C) tax effect, if any, of the foregoing adjustments, and (D) excess tax benefits relating to equity awards vested and exercised since January 1, 2017. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted diluted EPS). Although management believes the items excluded from adjusted diluted EPS are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(7)	Average healthcare professionals on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(8)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(9)	Revenue per day filled represents revenue of the Company’s locum tenens solutions segment divided by days filled for the period presented.
(10)	Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the twelve-month period ended at the end of the subject period.
(11)	Guidance percentage metrics are approximate.